Filed pursuant to Rule 424(b)(3)
Registration No. 333-144888

PROSPECTUS
SN STRATEGIES CORP.

977,361 Shares of Common Stock

This prospectus relates to 977,361 shares of common stock of SN Strategies Corp., which are issued and outstanding shares of our common stock, acquired by the selling shareholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling shareholders named in this prospectus are offering all of the 977,361 shares of common stock offered through this prospectus. We originally registered 1,025,000 shares of our common stock for resale pursuant to a registration statement on Form SB-2 that was declared effective on August 6, 2007. The selling shareholders have sold 282,879 shares that were originally registered in that registration statement on Form SB-2.

On July 9, 2009, we effected a 1.316984 for one forward stock split whereby each share of our then-outstanding common stock was converted into 1.316984 shares of our common stock.  Accordingly, on a post-split basis, the 742,121 of our common stock that were not sold pursuant to our original registration statement on Form SB-2 now constitute 977,361 shares on a post-split basis. Those 977,361 shares are being offered by the selling shareholders pursuant to this post-effective amendment.

The selling stockholders will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

Our common stock is traded on the OTC Bulletin Board under the symbol “SNGI.OB”. As of April 16, 2010, our stock has not traded.

See “Risk Factors” on Pages 4 to 6 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2010.

SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors,” and our financial statements and the accompanying notes.

Our Business:
Our principal business address is 1077 Balboa Avenue, Laguna Beach, California 92651. Our telephone number is (714) 651-8000.

We are an Internet company that specializes in developing social networking applications designed to engage, provide information to and gather information from users, through applications that are known as widgets and weblogs, or blogs. A widget is a type of user interface which allows people to interact with a computer and computer-controlled devices which employ graphical icons, visual indicators or special graphical elements, along with text labels or text navigation to represent the information and actions available to a user. Users can drag and drop their widgets onto the personal page of their social network or onto a blog. Widgets typically look like a little window or box with some functionality depending on the purpose of the widget. A blog is a website where entries are written in chronological order and displayed in reverse chronological order. Blogs provide commentary or news on a particular subject such as food, politics, or local news and combines text, images, and links to other blogs, web pages, and other media related to its topic.

Our state of organization:	We were incorporated in Nevada on January 18, 2002.

Summary financial information:
The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus.  We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement	Year Ended December 31, 2009	Year Ended December 31, 2008

Net Revenue	38,363	22,574
Operating Expenses	72,694	76,129
Loss from Operations	(36,847)	(55,945)
Net Loss Per Share	(0.01)	(0.02)

Balance Sheet	December 31, 2009	December 31, 2008

Total Assets	29,034	28,288
Total Liabilities	64,679	70,358
Shareholders' Equity (Deficit)	(35,645)	(42,070)

Number of shares being offered:
The selling stockholders have advised us that they will sell the up to 977,361 shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Our common stock is traded on the OTC Bulletin Board under the symbol “SNGI.OB”. As of April 14, 2010, our stock has not traded.

Estimated use of proceeds:	We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase of the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

Risks Related to our Business:

We have a limited operating history upon which an evaluation of our prospects can be made.

We were formed on January 18, 2002. Our lack of operating history in the Internet industry makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues and become profitable.

We will need to raise additional capital to fund our operations. Our failure to raise additional capital will significantly affect our ability to fund our proposed activities.

To develop and market our products, we will be required to raise additional funds through debt or equity financings. We do not know if we will be able to acquire additional financing. We anticipate that we will need to spend significant funds on developing our products. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our operations.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future.

As of December 31, 2009, our net loss since inception was $173,074. We expect to incur operating and capital expenditures of up to $50,000 for the next year and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate sufficient revenues to achieve profitable operations.

Because we are a development stage company, we have very limited revenues to sustain our operations.

We are a development stage company that is currently developing our business. To date, we have generated limited revenues, and we cannot guaranty that any significant revenues will be generated. The success of our business operations will depend upon our ability to develop our products and market those products to the online communities. We are not able to predict whether we will be able to develop our business and generate significant revenues. If we are not able to complete the successful development of our business plan, generate significant revenues and attain sustainable profitable operations, then our business will fail.

Online social networking products are new and rapidly evolving and may not prove to be a viable business model.

Online social networking products are a relatively new business model for delivering entertainment over the Internet, and we have only very recently launched our efforts to develop a business centered on this model. It is too early to predict whether consumers will accept, and use our products on a regular basis, in significant numbers, and participate in our online video community. Our products may fail to attract significant numbers of users, or, may not be able to retain the usership that it attracts, and, in either case, we may fail to develop a viable business model for our online community. In addition, we expect a significant portion of the content that we will provide to be available for free. If we are unable to successfully monetize the use of our content, either through advertising or fees for use, we may not be able to generate revenues.

We may be unable to attract advertisers to the social networking products that we develop.

We expect that advertising revenue will comprise a significant portion of the revenue to be generated by the blogs that we develop. Most large advertisers have fixed advertising budgets, only a small portion of which has traditionally been allocated to Internet advertising. In addition, the overall market for advertising, including Internet advertising, has been generally characterized in recent periods by softness of demand, reductions in marketing and advertising budgets, and by delays in spending of budgeted resources. Advertisers may continue to focus most of their efforts on traditional media or may decrease their advertising spending. If we fail to convince advertisers to spend a portion of their advertising budgets with us, we will be unable to generate revenues from advertising as we intend.

We hope to generate revenue from advertising, and the reduction in spending by, or loss of, advertisers could seriously harm our ability to generate revenues.

We hope to generate revenues from advertisers. If we are unable provide value to potential advertisers, we may not be able to sell any ad space, which would negatively impact our revenues and business. In addition, we expect that advertisers will be able terminate their contracts with us at any time. We may encounter difficulty collecting from our advertisers because we are a very small company with limited resources to collect outstanding balances.

If we are unable to compete effectively in the social networking sector of the Internet industry, our business will fail.

The social networking sector of the Internet industry is extremely competitive. The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of entertainment. We compete with several major Internet companies studios which are dominant in the industry, as well as with numerous small and independent social networking companies. Many of the organizations with which we compete have significantly greater financial and other resources than we do. The majors are typically large, diversified entertainment and media companies or subsidiaries of diversified corporations which have strong relationships with advertisers and others involved in the Internet industry. We may not be able to compete with those companies for users and advertisers.

We may not be able to sustain or grow our business unless we keep up with changes in technology and consumer tastes.

The Internet and electronic commerce industries are characterized by:

•	rapidly changing technology;
•	evolving industry standards and practices that could render our website and proprietary technology obsolete;
•	changes in consumer tastes and user demands;
•	challenges, such as “click fraud,” that cast doubt on otherwise legitimate activities and practices; and
•	frequent introductions of new services or products that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies and program formats, enhance our existing services and respond to technological advances and consumer tastes and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

We intend to rely on third parties to maintain our systems and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations.

A key element of our strategy will be to generate a high volume of traffic to our widgets and blogs. Our ability to generate revenues will depend substantially on the number of customers who use our website. Accordingly, the satisfactory performance, reliability and availability of our website and network infrastructure are critical to our ability to generate revenues, as well as to our reputation.

The costs to meet our reporting requirements as a public company subject to the Exchange Act of ’34 will be substantial and may result in us having insufficient funds to operate our business.

We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with being a public company. We estimate that these costs will range up to $50,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations.

Our auditors have questioned our ability to continue operations as a “going concern.” Investors may lose all of their investment if we are unable to continue operations.

We hope to begin generating revenues. In the absence of generating revenues, we will seek to raise additional funds to meet our working capital needs principally through the additional sales of our securities.  However, we cannot guaranty that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. As a result, our auditors believe that substantial doubt exists about our ability to continue operations.

Risks Related to Owning Our Common Stock:

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and may grant voting powers, rights and preference that differ from or may be superior to those of the registered shares.

Our articles of incorporation allow us to issue 5,000,000 shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our officers, directors and principal shareholders own approximately 67.57% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our officers, director and principal shareholders beneficially own, in the aggregate, approximately 67.57% of our outstanding shares of common stock.  If the principal shareholders sell all of their shares that are being registered in this offering, they will still own approximately 59.38% of our outstanding shares of common stock.  Such concentrated control of the company may negatively affect the price of our common stock.  Our officers, directors and principal shareholders can control matters requiring approval by our security holders, including the election of directors.

The offering price of the shares of common stock was arbitrarily determined. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by the selling shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

Our common stock is subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling those shares.

Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

SELLING STOCKHOLDERS

The selling shareholders named in this prospectus are offering 977,361 shares of common stock through this prospectus. We originally registered 1,025,000 shares of our common stock for resale pursuant to a registration statement on Form SB-2 that was declared effective on August 6, 2007. The selling shareholders have sold 282,879 shares that were originally registered in that registration statement on Form SB-2.

On July 9, 2009, we effected a 1.316984 for one forward stock split whereby each share of our then-outstanding common stock was converted into 1.316984 shares of our common stock.  Accordingly, on a post-split basis, the 742,121 of our common stock that were not sold pursuant to our original registration statement on Form SB-2 now constitute 977,361 shares on a post-split basis. Those 977,361 shares are being offered by the selling shareholders pursuant to this prospectus.

The following table sets forth information concerning the selling shareholders including:

1.	the number of shares owned by the selling shareholders prior to this offering;
2.	the total number of shares that are to be offered by the selling shareholders;
3.	the total number of shares of common stock that will be owned by the selling shareholders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling shareholders upon completion of the offering if all of the offered shares are sold by the selling shareholders.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling shareholders as of April 14, 2010. The selling shareholders have no position or office with us, nor any material relationship with us, except as listed below. The selling shareholders are not broker-dealers or affiliates of broker-dealers to our knowledge.

Name of Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold
J&V Schimmelpfennig Family Trust(1)	164,623	164,623	0	0%
Jeffrey M. Ng	164,623	164,623	0	0%
Erik W. Thurnher	70,478	70,478	0	0%
Stan McCrosky	35,239	35,239	0	0%
Cake Ventures LLC(2)	2,500,711	131,698	2,369,013	52.64%
Greg Carney	82,312	82,312	0	0%
Greg Genske	47,872	47,872	0	0%
David A. Kernan	47,872	47,872	0	0%
C.M. Bertrand	41,156	41,156	0	0%
ROSTOC, L.P. (3)	47,872	47,872	0	0%
Scott Santagata	47,872	47,872	0	0%
Neel Grover	47,872	47,872	0	0%
Greg Giraudi	47,872	47,872	0	0%
(1) Joseph Schimmelpfennig has sole voting and investment control over the securities held by J&V Schimmelpfennig Family Trust.
(2) Includes 237,058 shares of common stock held by two members of Cake Ventures, LLC. Monu Joseph has sole voting and investment control over the securities held by Cake Ventures LLC.
(3) Daniel E. Roston, Elana S. Roston and Nira Roston are the respective trustees of the general partners of ROSTOC, L.P. and as such share investment and voting control over the securities held by ROSTOC, L.P.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares being offered by the selling shareholders.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS
ISSUER PURCHASES OF EQUITY SECURITIES

Market Information.  In January 2008, our common stock became eligible for quotation on the Over-the-Counter Bulletin Board under the symbol “SNGI.OB”. As of April 14, 2010, no shares of our common stock have traded.

As of April 14, 2010, there were approximately 26 record holders of our common stock.

Reports to Security Holders. Our securities are eligible for quotation on the Over the Counter Bulletin Board.  We file annual, quarterly and current reports with the Securities and Exchange Commission. Therefore, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no outstanding shares of our common stock which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. We registered for sale 1,025,000 shares of common stock held by our shareholders in our registration Statement on Form SB-2, which was declared effective by the SEC on August 6, 2007.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

Recent Sales of Unregistered Securities. There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

From May to June 2007, we issued 925,000 shares of our common stock to thirteen investors for $0.08 per share for gross proceeds of $74,000. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission.

On June 19, 2009, the holders of certain promissory notes (“Notes”) issued by us surrendered the Notes and converted all unpaid principal and unpaid accrued interest due under the Notes into shares of the our $.001 par value common stock as provided in the Notes. As of June 19, 2009, the total unpaid principal and unpaid accrued interest due under the Notes was approximately $43,272, which the holders of the Notes converted into 540,898 shares of common stock at a conversion price of $0.08 per share.  We issued the shares to the holders of the Notes in a transaction which we believe satisfies the conditions for the exemption from registration and prospectus delivery requirements of the Securities Act of 1933 (“Act”), which exemption is specified by the provisions of Section 4(2) of that Act.

Reverse Stock Split. On April 23, 2007, we declared a five for one reverse stock split whereby each share of our common stock outstanding was converted into 0.20 of a share of our common stock.

Forward Stock Split.  On July 9, 2009, we effected a 1.316984 for 1 stock split (“Split”) of our issued and outstanding common stock, which continued to have a $.001 par value. The Split was effectuated through the issuance of 0.316984 share for each share of common stock outstanding as of the record date.  Prior to the Split, there were 3,416,898 shares issued and outstanding.   In connection with the Split, we filed a Certificate of Change with the State of Nevada to effect the Split of our authorized and outstanding shares of common stock with an effective date of filing of July 9, 2009. The Certificate of Change provides that our authorized number of shares of common stock increases from 50,000,000 to 65,849,200.

Use of Proceeds of Registered Securities. There were no sales or proceeds during the calendar year ended December 31, 2008, for the sale of registered securities.

Penny Stock Regulation.  Shares of our common stock will probably be subject to rules adopted the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including "bid" and "ask” prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.

These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the year ended December 31, 2009.

For the year ended December 31, 2009 compared to the year ended December 31, 2008.

Results of Operations

Revenues. We had revenues of $38,363 for the year ended December 31, 2009, as compared to revenues of $22,574 for the year ended December 31, 2008.  Those revenues are related to services that we provide to a sales and marketing company. We hope to generate more significant revenues as continue operations and implement our business plan.

Operating Expenses. For the year ended December 31, 2009, our total operating expenses were $72,694, as compared to $76,129 of total operating expenses for the year ended December 31, 2008. The decrease in total operating expenses is primarily due to the decrease in legal and professional expenses, and in dues and fees, despite an increase in general and administrative expenses. We expect that we will continue to incur increasing general and administrative expenses as we expand our operations and will incur significant legal and accounting expenses related to being a public company. For the year ended December 31, 2009, we had legal and professional expenses of $32,406, dues and fees of $3,127, rent of $11,000 and general and administrative expenses of $26,161. In comparison, for the year ended December 31, 2008, we had legal and professional expenses of $41,944, dues and fees of $9,254, rent of $12,000 and general and administrative expenses of $12,931.

Other Expense.  For the year ended December 31, 2009, we had other expense of $1,716 as compared to the year ended December 31, 2008, where we had other expense of $1,590.  This was the interest expense from the convertible promissory note we have with our shareholder.

Net Loss.  For the year ended December 31, 2009, our net loss was $36,847, as compared to the year ended December 31, 2008, where our net loss was $55,945. The small decrease in our net loss for year ended December 31, 2009, was primarily due the increase in revenues between the two periods. We expect to continue to incur net losses for the foreseeable future and until we generate significant revenues.

Liquidity and Capital Resources. We had cash of $1,534 as of December 31, 2009, which equals our total current assets as of that date, as compared to cash of $788 as of December 31, 2008.  Our total assets of $29,034 as of December 31, 2009, included our current assets of $1,534, and other assets which are comprised of an investment of $27,500. Our total assets of $28,288 as of December 31, 2008, included our current assets of $788, and other assets which are comprised of an investment of $27,500. That investment is represented by the 201,343 shares of common stock that we now own of Adisn, Inc.

From May to June 2007, we raised $74,000 in a private placement in exchange for 925,000 shares of our common stock. We used a significant portion of those proceeds for the loan to Fliva, Inc. Specifically, we entered into a convertible promissory note and warrant agreement with Fliva, Inc. pursuant to which we loaned $25,000 to Fliva, Inc. in exchange for the right to convert those funds into shares of common stock of Fliva, Inc. and the right to purchase additional shares of common stock of Fliva, Inc. On November 8, 2007, we converted the note receivable balance of $25,000 into 625,000 shares of Fliva’s common stock at the conversion rate of $0.04 per share.  In addition, as consideration for converting the note receivable, the warrants were exercised in exchange for accrued interest of $625 resulting in us receiving an additional 62,500 shares of Fliva’s common stock.  On November 12, 2007, Fliva, Inc. was acquired by Magic Cow, Inc. pursuant to a Share Exchange Agreement, which resulted in our 687,500 shares of common stock of Fliva, Inc. being exchanged for 201,343 shares of common stock of Magic Cow, Inc. During 2008, Magic Cow, Inc. changed its name to Adisn, Inc. We believe that the relationship with Fliva and Adisn, Inc. will assist us in the development of our products because the management and development teams are very experienced in the internet industry.

On January 4, 2008, we entered into a convertible promissory note for $3,000 with one of our minority shareholders. The note bears interest of 10% and had a maturity date of January 1, 2009. The conversion price is $0.10 per share. In May 2008, the original note holder assigned all rights, title and interest of the convertible note payable.  In February 2009, the maturity date of this note was extended to January 4, 2010.

On April 15, 2008, we entered into a promissory note agreement for $13,000 with one of our principal shareholders. On July 29, 2008, we entered into a promissory note agreement to obtain a loan for $4,500 from the same principal shareholder. On September 29, 2008, we entered into a promissory note agreement to obtain a loan for $6,000 from the same principal shareholder. On January 16, 2009, we entered into a promissory note agreement to obtain a loan for $4,625 from the same principal shareholder.  Under the terms of those promissory note agreements, the principal and any unpaid accrued interest shall be due and payable on demand.  The notes accrue interest at the rate of 10% per annum.  We used those funds for working capital.

On September 29, 2008, we entered into a promissory note agreement for $6,000 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $283 and $1 for the years ended December 31, 2009 and 2008, respectively.

On January 16, 2009, we entered into a promissory note agreement for $4,625 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $198 and $0 for the years ended December 31, 2009 and 2008, respectively.

On May 8, 2009, we entered into a promissory note agreement for $9,000 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $105 and $0 for the years ended December 31, 2009 and 2008, respectively.

On June 19, 2009, we issued 712,354 shares of our common stock in payment of $43,272 of principal and interest owed to certain note holders.

On June 26, 2009, we entered into a promissory note agreement for $1,250 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty. Upon 61 days notice to us, all or any portion of the outstanding principal and unpaid accrued interest can be converted into shares of our common stock at a conversion rate of $0.08 per share.  At December 31, 2009, the principal balance is $1,250 and accrued interest is $65. Interest expense was $65 and $0 for the years ended December 31, 2009 and 2008, respectively.

On November 5, 2009, we entered into a promissory note agreement for $6,068 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty. Upon 61 days notice to us, all or any portion of the outstanding principal and unpaid accrued interest can be converted into shares of our common stock at a conversion rate of $0.08 per share.  At December 31, 2009, the principal balance is $6,068 and accrued interest is $95. Interest expense was $95 and $0 for the years ended December 31, 2009 and 2008, respectively.

Our current liabilities were $64,679 as of December 31, 2009, which was represented by accounts payable of $56,561, income taxes payable of $800, and a note payable to a related party of $7,318. By comparison, we had current liabilities of $70,358 as of December 31, 2008, which was represented by accounts payable of $43,058, income taxes payable of $800, a convertible note payable of $3,000, and a note payable to a related party of $23,500.  We had no other liabilities and no long term commitments or contingencies as of December 31, 2009.

During 2008 and 2009, we incurred significant accounting costs associated with the audit and review of our financial statements. We expect that the legal and accounting costs of being a public company will continue to impact our liquidity and we may need to obtain funds to pay those expenses. Other than those anticipated increases in legal and accounting costs as well as legal costs in connection with our proposed merger with VND, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity. We had no long term liabilities, commitments or contingencies.

In July 2007, we filed a Registration Statement on Form SB-2 for the registration of 1,025,000 shares of our issued and outstanding common stock.  On August 6, 2007, our registration statement was declared effective by the Securities and Exchange Commission.  The purpose of the SB-2 was to register shares of common stock held by our existing shareholders.

Our Plan of Operation for the Next Twelve Months.  Over the last twelve months, part of our growth strategy has been to seek acquisitions of other companies or businesses that are operating in a similar space. On December 31, 2008, we signed a term sheet pursuant to which we to agreed to enter into a definitive merger agreement with Visual Network Design Inc. (“VND”). We were unable to enter into a definitive agreement with VND and we have terminated the term sheet with VND.

To effectuate our current business plan and continue operations during the next twelve months, we need to raise additional funds. During the next three to six months, our primary objective is to begin several blogs which provide commentary on the dining and entertainment in various cities and geographic areas. We believe that we will need to spend approximately $10,000 to start blogs in several cities and geographic areas. Part of our business strategy is to pay bloggers with shares of our common stock and/or stock options pursuant to a stock option plan. Therefore, we believe that our ability to entice potential new bloggers to work for us is greatly enhanced now that our common stock is eligible for quotation on the OTC Bulletin Board. We believe that we will access to developers who can help us develop our widgets and blogs.  We also intend to look for opportunities to work with other companies that will assist us in our development.

During the next six to twelve months, we need to build our user base, monetize our user base and begin generating revenues. In addition, in order to market and promote our services, we will need to raise significant capital. Our failure to market and promote our services will hinder our ability to increase the size of our operations and generate revenues. If we are not able to generate additional revenues that cover our estimated operating costs, our business may ultimately fail.

We have cash of $1,534 as of December 31, 2009. In the opinion of management, available funds will not satisfy our working capital requirements for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.  We intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers, director and principal shareholders. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we hope that our officers, director and principal shareholders will contribute funds to pay for our expenses to achieve our objectives over the next twelve months.

We are not currently conducting any research and development activities. We do not anticipate that we will purchase or sell any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Off-Balance Sheet Arrangements.  We have no off-balance sheet arrangements.

BUSINESS

Description of Business

Background. We were incorporated under the laws of the State of Nevada on January 18, 2002, under the name Klean Kast Solutions, Inc. From our inception until April 2007, we were engaged in the development of designer slings and protective, waterproof cast covers to patients who have been fitted with plaster or fiberglass casts to treat their broken bones and other injuries. In April 2007, our management changed and we amended our name to SN Strategies Corp. and adopted a new business plan of developing social networking applications designed to engage, provide information to and gather intelligence from users. We have abandoned our business of developing designer slings and protective, waterproof cast covers.

Our Business. We are an Internet company that specializes in developing social networking applications designed to engage, provide information to and gather information from users, through applications that are known as widgets and weblogs, or blogs. A widget is a type of user interface which allows people to interact with a computer and computer-controlled devices which employ graphical icons, visual indicators or special graphical elements, along with text labels or text navigation to represent the information and actions available to a user. Users can drag and drop their widgets onto the personal page of their social network or onto a blog. Widgets typically look like a little window or box with some functionality depending on the purpose of the widget. A blog is a website where entries are written in chronological order and displayed in reverse chronological order. Blogs provide commentary or news on a particular subject such as food, politics, or local news and combines text, images, and links to other blogs, web pages, and other media related to its topic. We also provide marketing services to a sales and marketing company.

Social Networking Products. We intend to develop a celebrity gossip widget and dining and entertainment blogs. The celebrity gossip widget will allow users to post information about their favorite celebrities on their blogs or social networking pages. We believe that the celebrity gossip widget will provide entertainment to the users and the readers of their blogs and social networking pages. Our widget will be built with simple signup process via our website or the widget itself from a current user’s social networking page.  We also intend to maintain relationships with users by providing enhancements and updates to our widgets as well as allowing our users to provide feedback and suggestions to enhance the user experience and ensure user satisfaction.

We also intend to develop blogs which provide commentary on the dining and entertainment in various cities and geographic areas. We believe that we can serve a local area such as Orange County, California, where we are currently located and which we believe is underserved as far as commentary on the hip and trendy dining and entertainment establishments as well as general information about the Orange County area. We are currently beta testing our first blog that is focused on the Orange County area.  We hope to generate revenues by advertising to our users as well as potentially selling products to our users.

Internet Advertising. We anticipate that we will be able to generate advertising revenues from companies which desire to advertise to our users. The Internet is an attractive method for certain advertisers, depending on the number of users we have and a variety of other factors.  Internet advertising spending continues to increase on an annual basis. We believe that significant revenues can be generated from online advertising from small business service providers and product vendors.

We initially intend to sell the following Internet advertisements: banner and text ads, video ads and sponsorships. We hope to have advertisers pay for banner and text advertisements and other graphical images featured on web pages throughout our network. The images are advertising inventory that will be sold by us to advertisers or companies using measurements commonly referred to as cost per thousand impressions, cost per click or cost per action. Video ads will allow advertisers to place high quality video ads on our website. We will also provide advertisers with the opportunity to sponsor various parts of our website. Sponsors will be offered an integrated ad package that includes permanent placement in certain areas of the website.

Strategic Alliance. In May 2007, we entered into a strategic alliance with Fliva, Inc. a social networking company which we believe will assist us in the development of our business as they have access to experienced developers and an already established user-base.  Specifically, we entered into a convertible promissory note and warrant agreement with Fliva, Inc. pursuant to which we loaned $25,000 to Fliva, Inc. in exchange for the right to convert those funds into shares of common stock of Fliva, Inc. and the right to purchase additional shares of common stock of Fliva, Inc. On November 8, 2007, we converted the note receivable balance of $25,000 into 625,000 shares of Fliva’s common stock at the conversion rate of $0.04 per share.  In addition, as consideration for converting the note receivable, the warrants were exercised in exchange for accrued interest of $625 resulting in us receiving an additional 62,500 shares of Fliva’s common stock.  On November 12, 2007, Fliva, Inc. was acquired by Magic Cow, Inc. pursuant to a Share Exchange Agreement, which resulted in our 687,500 shares of common stock of Fliva, Inc. being exchanged for 201,343 shares of common stock of Magic Cow, Inc.  During 2008, Magic Cow, Inc. changed its name to Adisn, Inc. We believe that the relationship with Fliva and Adisn, Inc. will assist us in the development of our products because the management and development teams are very experienced in the internet industry.

Growth Strategy. Our objective is to establish several widgets and blogs with large user bases. We intend to develop additional products that will increase our user base and hopefully increase the amount of revenue that we can generate from advertising. In addition to continually seeking out and evaluating new products, we may consider the acquisition of other companies or businesses that are operating in a similar space. We believe that there is an opportunity for us to acquire smaller companies or web properties with already established user bases. We hope to use our common stock as payment for any potential acquisitions. Accordingly, in the future, we intend to seek potential acquisitions or other suitable business partners which will assist us in increasing our user base as well as realizing other business objectives. We cannot guaranty that we will acquire any other third party, or that in the event that we acquire another entity, this acquisition will assist us in realizing our business objectives.

Over the last twelve months, part of our growth strategy has been to seek acquisitions of other companies or businesses that are operating in a similar space. On December 31, 2008, we signed a term sheet pursuant to which we to agreed to enter into a definitive merger agreement with Visual Network Design Inc. (“VND”). We were unable to enter into a definitive agreement with VND and we have terminated the term sheet with VND.

Our Target Market. Our target demographic is the 18 to 40 year old males and females. We need to develop a loyal and active user community amongst those individuals. We believe we will be in touch with the interests, tastes and needs of our targeted users and that we will be able to use that knowledge to generate a loyal user base.

Competition.  We compete with several large media companies that dominate the Internet industry as well as numerous small and independent companies that have widgets and blogs as well as other social networking applications. . Many of these companies have access to vast financial resources. Additionally, they have established long standing relationships with users and advertisers. We cannot compete with either the large or mid-sized companies. We are also at a significant competitive disadvantage within the Internet industry because we have not previously produced any products and have limited capital resources. Our ability to compete will depend on our ability to obtain users of our products without spending any funds to market and promote our products.

Website.  Our website is located at www.snstrategies.com. Our current website is under construction and provides limited contact information.

Government Regulation. Few existing laws or regulations specifically apply to the Internet. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could negatively affect our business. We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, security, illegal or obscene content, retransmission of media, spyware, and personal privacy and data protection apply to the Internet.

In addition, we are subject to federal, state and local laws and regulations applied to businesses generally. We believe that we are in conformity with all applicable laws in all relevant jurisdictions. We do not believe that we have not been affected by any of the rules and regulations specified in this section.

Intellectual Property. We also currently own the web domain www.snstrategies.com, which will be our corporate website, and www.pickleintheoc.com which we are establishing as our local blog for Orange County, California. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation.  The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

We may also protect various other words, names, symbols, and devices that are used with goods produced by us to distinguish them from those produced by others through the use of trademarks, and will identify and distinguish the source of several of our services through the use of service marks. We have not filed applications to protect any other trade or service marks. We cannot guaranty we will receive such trade or service mark protection if we make an application.

Research and Development.  We are not currently conducting any research and development activities other than the development of our website. We believe that the total cost for the development of our website will be no more than $1,500. We do not anticipate conducting such activities in the near future.

Employees.  As of April 14, 2010, we have no employees other than our officers. We will utilize independent contractors, consultants, and other creative personnel from time to time to assist in developing our products.  We are not a party to any employment agreements.

Our Facilities.  Our offices are located at 1077 Balboa Avenue, Laguna Beach, California 92651. We believe that our facilities are adequate for our needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The following table sets forth information regarding our executive officers and director.

Name	Age	Position
Michael Hawks	37	President, Secretary, Chief Financial Officer and Director

Michael Hawks. Mr. Michael Hawks has been our President, Secretary, Chief Financial Officer and one of our directors since April 2007. Mr. Hawks has been our sole director since June 2009.  From 2005 to the present, Mr. Hawks has the Vice President of Parker Printing where he oversees the day to day operations as well as all sales and marketing management including new business and website development.  From 1999 to 2005, Mr. Hawks was an Infusion Therapy Specialist at B. Braun Medical where he was responsible for hospital sales and marketing in the greater Orange County and Long Beach territories. From 1997 to 1999, Mr. Hawks was a sales representative at The Standard Register Company where he was responsible for outside printing sales in Orange County. Mr. Hawks graduated with a Bachelor of Science degree from the University of California, Berkeley in 1995.  Mr. Hawks is not an officer or director of any reporting company.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.  All officers are appointed annually by the board of directors and, subject to employment agreements (which do not currently exist) serve at the discretion of the board. Currently, directors receive no compensation.

There is no family relationship between any of our officers or directors.  There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Code of Ethics. We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics.

Nominating Committee.  Our entire Board participates in consideration of director nominees. The Board will consider candidates who have experience as a board member or senior officer of a company or who are generally recognized in a relevant field as a well-regarded practitioner, faculty member or senior government officer.  The Board will also evaluate whether the candidates' skills and experience are complementary to the existing Board's skills and experience as well as the Board's need for operational, management, financial, international, technological or other expertise. The Board will interview candidates that meet the criteria and then select nominees that Board believes best suit our needs.

The Board will consider qualified candidates suggested by stockholders for director nominations. Stockholders can suggest qualified candidates for director nominations by writing to our Corporate Secretary, at 1077 Balboa Avenue, Laguna Beach, CA 92651. Submissions that are received that meet the criteria described above will be forwarded to the Board for further review and consideration. The Board will not evaluate candidates proposed by stockholders any differently than other candidates

Compensation Committee. The board of directors has no compensation committee.

Audit Committee Financial Expert.  Our board of directors does not have an “audit committee financial expert,” within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission, serving on its audit committee.  The board believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”  We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Audit Committee. Presently, the board of directors acts as the audit committee. The board of directors does not have an audit committee financial expert. The board of directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 12, 2010, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Michael Hawks 1077 Balboa Avenue Laguna Beach, CA 92651	539,964 shares(1), President, Secretary, CFO and director	12.00%
Common Stock	Cake Ventures LLC (2) 500 Newport Center Drive, Suite 950 Newport Beach, California 92660	2,500,711 shares	55.57%
Common Stock	All directors and named executive officers as a group	539,964 shares	12.00%
(1) Includes 13,170 shares of common stock held by Renee Hawks, who is the spouse of Michael Hawks, our President, Secretary, Chief Financial Officer and our sole director. Michael Hawks is deemed to beneficially own those shares.
(2) Includes 237,058 shares of common stock held by two members of Cake Ventures, LLC. Monu Joseph has sole voting and investment control over the securities held by Cake Ventures LLC.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.  Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.  The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our principal executive officer and our only other executive officer during the years ending December 31, 2009 and 2008.

Name and Principal Position	Year Ended	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Michael Hawks President, Secretary, CFO	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

Except as set forth above, none of our officers and/or directors currently receives any compensation for their respective services rendered to us. Officers and directors have agreed to act without compensation until authorized by the Board of Directors, which is not expected to occur until we have generated sufficient revenues from our operations.

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation in January 2002.

Long-Term Incentive Plans. As of December 31, 2009, we had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect. Further, we had no pension plans or plans or agreements which provide compensation on the event of termination of employment or change in control of us.

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Outstanding Equity Awards at Fiscal Year-end. As of the year ended December 31, 2009, the following named executive officer had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Nested	Value of Unearned Shares, Units or Other Rights Not Vested
Michael Hawks, President, Secretary, CFO	0	0	0	0	0	0	0	0	0

Director Compensation. Our directors received the following compensation for their service as directors during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Michael Hawks	0	0	0	0	0	0	0
Eric Kennedy(1)	0	0	0	0	0	0	0
    (1) On June 29, 2009, our Board of Directors accepted the resignation of Eric Kennedy as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related party transactions.

In January 2002, we issued 5,000,000 shares of our common stock to Eric Kennedy, who was our founder and one of our officers and directors at inception and through April 2007.  These shares were issued in exchange for expenses and services of $5,000 related to our incorporation, or $0.001 per share, which represented the fair market value on the date of issuance. There is no written agreement for this transaction.

From our inception through September 30, 2007, we utilized office space of our officer and stockholder at no charge.  We treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $100 per month to operations.  From October 1, 2007, through June 15, 2009, we utilized office space of our officer and stockholder in exchange for $1,000 per month.  We recorded total rent expense of $11,000 and $12,000 for the years ended December 31, 2009 and 2008, respectively.  There is no written agreement for this transaction.

In May 2007, we entered into a strategic relationship with Fliva, Inc.  Specifically, we entered into a convertible promissory note and warrant agreement with Fliva, Inc. pursuant to which we loaned $25,000 to Fliva, Inc. in exchange for the right to convert those funds into shares of common stock of Fliva, Inc. and the right to purchase additional shares of common stock of Fliva, Inc. On November 8, 2007, we converted the note receivable balance of $25,000 into 625,000 shares of Fliva’s common stock at the conversion rate of $0.04 per share.  In addition, as consideration for converting the note receivable, the warrants were exercised in exchange for accrued interest of $625 resulting in us receiving an additional 62,500 shares of Fliva’s common stock.  On November 12, 2007, Fliva, Inc. was acquired by Magic Cow, Inc. pursuant to a Share Exchange Agreement, which resulted in our 687,500 shares of common stock of Fliva, Inc. being exchanged for 201,343 shares of common stock of Magic Cow, Inc.  Minority shareholders of Magic Cow, Inc. are members of Cake Ventures LLC, one of our principal shareholders. During 2008, Magic Cow, Inc. changed its name to Adisn, Inc.

On January 4, 2008, we entered into a convertible promissory note for $3,000 with one of our minority shareholders. The note bears interest of 10% and has a maturity date of January 1, 2009. The conversion price is $0.10 per share. In May 2008, the original note holder assigned all rights, title and interest of the convertible note payable.  In February 2009, the maturity date of this note was extended to January 4, 2010. On June 19, 2009, this minority shareholder converted the principal and interest dues into common stock.

On April 15, 2008, we entered into a promissory note agreement for $13,000 with one of our principal shareholders. On July 29, 2008, we entered into a promissory note agreement to obtain a loan for $4,500 from the same principal shareholder. On September 29, 2008, we entered into a promissory note agreement to obtain a loan for $6,000 from the same principal shareholder. On January 16, 2009, we entered into a promissory note agreement to obtain a loan for $4,625 from the same principal shareholder.  Under the terms of those promissory note agreements, the principal and any unpaid accrued interest shall be due and payable on demand.  The notes accrue interest at the rate of 10% per annum. We believe that each report transaction and relationship is on terms that are at least as fair to us as would be expected if those transactions were negotiated with third parties.

On September 29, 2008, we entered into a promissory note agreement for $6,000 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $283 and $1 for the years ended December 31, 2009 and 2008, respectively.

On January 16, 2009, we entered into a promissory note agreement for $4,625 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $198 and $0 for the years ended December 31, 2009 and 2008, respectively.

On May 8, 2009, we entered into a promissory note agreement for $9,000 with one of our principal shareholders. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $105 and $0 for the years ended December 31, 2009 and 2008, respectively.

On June 19, 2009, the principal shareholder who held the four above notes converted $37,125 of principal and $2,700 of accrued interest into 655,614 shares of our common stock.

On June 26, 2009, we entered into a promissory note agreement to obtain a loan for $1,250 with a principal shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty. Upon sixty-one (61) days notice us, all or any portion of the outstanding principal and unpaid accrued interest can be converted into shares of our common stock at a conversion rate of $0.08 per share.  At December 31, 2009, the principal balance is $1,250 and accrued interest is $65. Interest expense was $65 and $0 for the years ended December 31, 2009 and 2008, respectively.

On November 5, 2009, we entered into a promissory note agreement to obtain a loan for $6,068 with a principal shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at our option, in whole or in part without penalty. Upon sixty-one (61) days notice to us, all or any portion of the outstanding principal and unpaid accrued interest can be converted into shares of our common stock at a conversion rate of $0.08 per share.  At December 31, 2009, the principal balance is $6,068 and accrued interest is $95. Interest expense was $95 and $0 for the years ended December 31, 2009 and 2008, respectively.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

•	disclose such transactions in prospectuses where required;
•	disclose in any and all filings with the Securities and Exchange Commission, where required;
•	obtain disinterested directors consent; and
•	obtain shareholder consent where required.

Director Independence.  Members of our Board of Directors are not independent as that term is defined by defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

DESCRIPTION OF SECURITIES

Description of Capital Stock. We are authorized to issue 65,849,200 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of April 12, 2010, there were 4,500,012 shares of our common stock were issued and outstanding. No preferred stock is issued or outstanding.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Reverse Stock Split. On April 23, 2007, we declared a five for one reverse stock split whereby each share of our common stock outstanding was converted into 0.20 of a share of our common stock.

Forward Stock Split.  On July 9, 2009, we effected a 1.316984 for 1 stock split of our issued and outstanding common stock through the issuance of 0.316984 share for each share of common stock outstanding as of the record date of July 8, 2009, as disclosed in our Current Report on Form 8-K, which was filed on January 5, 2009.  Prior to the split, there were 3,416,898 shares issued and outstanding. Following the split, there were approximately 4,500,012 shares issued and outstanding. In connection with the split, we filed a Certificate of Change with the State of Nevada to effect the split of our authorized and outstanding shares of common stock with an effective date of filing of July 9, 2009. The Certificate of Change provides that our authorized number of shares of common stock increases from 50,000,000 to 65,849,200.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock.   We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In June 2007, our Board of Directors appointed Mendoza Berger & Company, to audit our financial statements for the years ended December 31, 2006 and 2005. There have been no disagreements with our accountant since their appointment.

On March 30, 2010, we dismissed Mendoza Berger & Company, LLP (“Mendoza”) as our principal accountant effective on such date. The reports of Mendoza on our financial statements for fiscal years 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, were not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern. We engaged Q Accountancy Corporation (“QAC”) as its new principal accountant effective as of March 30, 2010. The decision to change accountants was recommended and approved by our Board of Directors.

During fiscal years 2009 and 2008, and the subsequent interim period through March 30, 2010, the date of dismissal, there were no disagreements with Mendoza on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Mendoza, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

We engaged QAC as our new independent accountant as of March 30, 2010.  During fiscal years 2009 and 2008, and the subsequent interim period through March 30, 2010, we nor anyone on our behalf engaged QAC regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by Esquire Consulting, Inc. located in Los Angeles, California.

EXPERTS

Our financial statements for the year ended December 31, 2008, appearing in this prospectus which is part of a Registration Statement have been audited by Mendoza Berger & Company and are included in reliance upon such reports given upon the authority of Mendoza Berger & Company as experts in accounting and auditing.

Our financial statements for the year ended December 31, 2009, appearing in this prospectus which is part of a Registration Statement have been audited by Q Accountancy Corporation and are included in reliance upon such reports given upon the authority of Q Accountancy Corporation as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 Registration Statement under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SN Strategies Corp.

We have audited the accompanying balance sheet of SN Strategies Corp. (a development stage company) as of December 31, 2009, and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the year then ended and for the period from inception (January 18, 2002) through December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of SN Strategies Corp., as of December 31, 2008 were audited by other auditors,  whose report dated March 23, 2009, on those statements included an explanatory paragraph that described the uncertainty of the Company's ability to continue as a going concern discussed in Note 2 to the financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SN Strategies Corp. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended and for the period from inception (January 18, 2002) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments may result from the outcome of this uncertainty.

Q Accountancy Corporation

/s/ Q Accountancy Corporation
Laguna Niguel, California
April 9, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SN Strategies Corp.
(formerly Klean Kast Solutions, Inc.)
Laguna Beach, California

We have audited the accompanying balance sheets of SN Strategies Corp. (a development stage company) as of December 31, 2008 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SN Strategies Corp. (a development stage company) as of December 31, 2008 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 2, the Company has incurred recurring operating losses and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Mendoza Berger & Company, LLP

/s/ Mendoza Burger
Irvine, California
March 23, 2009

SN STRATEGIES CORP.
 (A Development Stage Company)
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

ASSETS

	2009	2008

Current assets
Cash	$1,534	$788

Total current assets	1,534	788

Other assets
Investment	27,500	27,500

Total assets	$29,034	$28,288

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$56,561	$43,058
Income taxes payable	800	800
Convertible note payable	-	3,000
Note payable, related party	7,318	23,500

Total current liabilities	64,679	70,358

Stockholders’ equity (deficit)
Preferred stock, $.001 par value; 5,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $.001 par value; 65,849,200 shares authorized, 4,500,012 and 3,787,658 shares issued and outstanding at December 31, 2009 and 2008, respectively	4,500	3,788
Additional paid-in capital	132,929	90,369
Deficit accumulated during the development stage	(173,074)	(136,227)

Total stockholders’ equity (deficit)	(35,645)	(42,070)

Total liabilities and stockholders’ equity (deficit)	$29,034	$28,288

See Notes to Financial Statements.

SN STRATEGIES CORP.
 (A Development Stage Company)
STATEMENTS OF OPERATIONS

	Years Ended December 31,		Inception (January 18, 2002) to
			December 31,
	2009	2008	2009

Net revenue	$38,363	$22,574	$66,231

Operating expenses
Legal and professional	32,406	41,944	120,791
Dues and fees	3,127	9,254	22,026
Rent	11,000	12,000	26,900
General and administrative	26,161	12,931	43,107

Total operating expenses	72,694	76,129	212,824

Other income (expense)
Interest income (expense), net	(1,716)	(1,590)	(2,681)

Loss from continuing operations before income taxes	(36,047)	(55,145)	(149,274)

Provision for income taxes	800	800	2,400

Loss from continuing operations	(36,847)	(55,945)	(151,674)

Discontinued operations	-	-	(21,400)

Net loss	$(36,847)	$(55,945)	$(173,074)

Net loss per common share from continuing operations – basic and diluted	$(0.01)	$(0.02)	$(0.05)

Net loss per common share from discontinued operations – basic and diluted	$-	$-	$(0.01)

Weighted average of common shares – basic and diluted	4,168,219	2,876,000	2,911,139

See Notes to Financial Statements.

SN STRATEGIES CORP.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)
FOR THE PERIOD FROM INCEPTION (JANUARY 18, 2002) THROUGH DECEMBER 31, 2009

				Deficit
	Common Stock			Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	During Development Stage	Total Stockholders’ Equity (Deficit)

Balance, January 18, 2002	-	$-	$-	$-	$-

Issuance of founder shares for services, January 30, 2002	1,580,393	1,580	4,800	-	6,000

Issuance of common stock, November 1, 2002	989,055	989	36,561	-	37,550

Additional paid-in capital in exchange for facilities provided by related party	-	-	900	-	900

Net loss	-	-	-	(8,889)	(8,889)

Balance, December 31, 2002	2,569,448	2,569	41,881	(8,889)	35,561

Distributions to shareholders	-	-	(32,750)	-	(32,750)

Additional paid-in capital in exchange for facilities provided by related party	-	-	1,200	-	1,200

See Notes to Financial Statements.

SN STRATEGIES CORP.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)
FOR THE PERIOD FROM INCEPTION (JANUARY 18, 2002) THROUGH DECEMBER 31, 2009

				Deficit
	Common Stock			Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	During Development Stage	Total Stockholders’ Equity (Deficit)

Net loss	-	-	-	(3,273)	(3,273)

Balance, December 31, 2003	2,569,448	2,569	10,331	(12,162)	738

Additional paid-in capital contributed by related party	-	-	832	-	832

Additional paid-in capital in exchange for facilities provided by related party	-	-	1,200	-	1,200

Net loss	-	-	-	(3,889)	(3,889)

Balance, December 31, 2004	2,569,448	2,569	12,363	(16,051)	(1,119)

Additional paid-in capital contributed by related party	-	-	50	-	50

Additional paid-in capital in exchange for facilities provided by related party	-	-	1,200	-	1,200

Net loss	-	-	-	(2,440)	(2,440)

See Notes to Financial Statements.

SN STRATEGIES CORP.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)
FOR THE PERIOD FROM INCEPTION (JANUARY 18, 2002) THROUGH DECEMBER 31, 2009

				Deficit
	Common Stock			Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	During Development Stage	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2005	2,569,448	2,569	13,613	(18,491)	(2,309)

Additional paid-in capital in exchange for facilities provided by related party	-	-	1,200	-	1,200

Net loss	-	-	-	(2,909)	(2,909)

Balance, December 31, 2006	2,569,448	2,569	14,813	(21,400)	(4,018)

Issuance of common stock, May 18, 2007	576,181	576	34,424	-	35,000

Issuance of common stock, May 31, 2007	288,090	288	17,212	-	17,500

Issuance of common stock, June 7, 2007	353,939	354	21,146	-	21,500

Additional paid-in capital in exchange for facilities provided by related party	-	-	900	-	900

Conversion of note receivable	-	-	1,875		1,875

Net loss	-	-	-	(58,882)	(58,882)

See Notes to Financial Statements.

SN STRATEGIES CORP.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)
FOR THE PERIOD FROM INCEPTION (JANUARY 18, 2002) THROUGH DECEMBER 31, 2009

				Deficit
	Common Stock			Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	During .Development Stage	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2007	3,787,658	3,788	90,369	(80,282)	13,875

Net loss	-	$-	$-	$(55,945)	$(55,945)

Balance, December 31, 2008	3,787,658	3,788	90,369	(136,227)	(42,070)

Conversion of debt, June 19, 2009	712,354	712	42,560		43,272

Net loss	-	-	-	(36,847)	(36,847)

Balance, December 31, 2009	4,500,012	$4,500	$132,929	$(173,074)	$(35,645)

See Notes to Financial Statements.

SN STRATEGIES CORP.
 (A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Inception
	Years Ended December 31,		(January 18, 2002) to
			December 31,
	2009	2008	2009

Cash flows from operating activities
Net loss	$(36,847)	$(55,945)	$(173,074)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Cost of services paid for with common stock	-	-	6,000
Additional paid-in capital in exchange for facilities provided by related party	-	-	6,600
Changes in operating assets and liabilities
Decrease (increase) in prepaid expenses	-	6,250	-
Increase in accounts payable and accrued expenses	16,650	22,967	58,908
Increase in income taxes payable	-	800	1,600

Net cash used in operating activities	(20,197)	(25,928)	(99,966)

Cash flows from investing activities
Promissory note receivable	-	-	(25,000)
Increase in interest on note receivable	-	-	(625)

Net cash used in investing activities	-	-	(25,625)

Cash flows from financing activities
Proceeds from issuance of common stock	-	-	111,550
Distributions to shareholders	-	-	(32,750)
Capital contributions	-	-	882
Proceeds from note payable, related party	20,943	23,500	44,443
Proceeds from convertible note payable	-	3,000	3,000

Net cash provided by financing activities	20,943	26,500	127,125

Net (decrease) increase in cash	746	572	1,534

Cash, beginning of period	788	216	-

Cash, end of period	$1,534	$788	$1,534

See Notes to Financial Statements.

SN STRATEGIES CORP.
 (A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Inception
	Years Ended December 31,		(January 18, 2002) to
			December 31,
	2009	2008	2009

Supplemental disclosure of cash flow information
Income taxes paid	$800	$800	$4,800
Interest paid	$-	$-	$-
Conversion of note payables and accrued
interest into common stock	$43,272	$-	$43,272
Conversion of note receivable and accrued
interest into common stock of long term investment	$-	$-	$25,625
Gain on conversion	$-	$-	$1,875

See Notes to Financial Statements.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

SN Strategies Corp. (“the Company”) was incorporated under the laws of the State of Nevada on January 18, 2002 under the original name “Klean Kast Solutions, Inc”. On April 22, 2007, the Company filed amended and restated articles and changed its name to “SN Strategies Corp”.

SN Strategies Corp. is an internet company that specializes in developing social networking applications, known as widgets, which are designed to engage, provide information and gather intelligence from users.  A widget is a type of user interface that allows people to interact with a computer and computer-controlled devices that employ graphical icons, visual indicators or special graphical elements, along with text labels or text navigation to represent the information and actions available to a user.  The Company is headquartered in Laguna Beach, California.

SN Strategies Corp. is currently a development stage company under the provisions of Accounting Standards Codification (ASC) 915 “Development Stage Entities”. For the year ended December 31, 2009, the Company produced only minimal revenues and will continue to report as a development stage company until significant revenues are produced.

The Company has evaluated subsequent events through April 9, 2010, the date these financial statements were issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, “Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes under ASC No. 740, “Accounting for Income Taxes”. Under the asset and liability method of ASC No. 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC No. 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Comprehensive Income

The Company applies ASC No. 220, “Comprehensive Income”.  ASC 220 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.  From inception (January 18, 2002) through December 31, 2009, the Company had no other components of comprehensive loss other than the net loss as reported on the statement of operations.

Segment Reporting

Pursuant to ASC No. 280, “Segment Reporting,” (“ASC No. 280”), the Company is required to disclose certain disclosures of operating segments, as defined in ASC No. 280. Management has determined that the Company has only one operating segment and therefore does not disclose operating segment information.

Basic and Diluted Income (Loss) Per Share

In accordance with ASC No. 260, “Earnings Per Share”, basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding.  Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of December 31, 2009, the Company did not have any equity or debt instruments outstanding that could be converted into common stock.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Issuances Involving Non-Cash Consideration

All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by officers and have been valued at the estimated value of the services rendered.

Revenue Recognition

The Company provides consulting services. Revenues from these services are to be recognized in accordance with ASC No. 605, “Revenue Recognition,” when (a) persuasive evidence of an arrangement exists, (b) the services have been provided to the customer, (c) the fee is fixed or determinable, and (d) collectibility is reasonably assured

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued ASC Statement No. 105, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (ASC 105).  ASC 105 will become the single source authoritative nongovernmental U.S. generally accepted accounting principles (GAAP), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature.  ASC 105 reorganized the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure.  Also included is relevant SEC guidance organized using the same topical structure in separate sections.  The Company adopted ASC 105 on July 1, 2009.  The adoption of ASC 105 did not have an impact on the Company’s financial position or results of operations.

On April 1, 2009, the Company adopted ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (ASC 825-10-65). ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s results of operations or financial condition.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

On April 1, 2009, the Company adopted ASC 855, Subsequent Events (ASC 855). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition.

On July 1, 2009, the Company adopted ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (ASU 2009-05). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC 605, Revenue Recognition) (ASU 2009-13).  ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method.  ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 to have a material impact on the Company’s results of operations or financial condition.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

 2.           GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a net operating loss of $173,074 from inception (January 18, 2002) through December 31, 2009.

The Company is subject to those risks associated with development stage companies.  The Company has sustained losses since inception and additional debt or equity financing may be required by the Company to fund its development activities and to support operations.  However, there is no assurance that the Company will be able to obtain additional financing.  Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products on a continual and timely basis so that profitable operations can be attained.

3.	FAIR VALUE MEASUREMENTS

Determination of Fair Value

At December 31, 2009 and 2008, the Company calculated the fair value of its assets and liabilities for disclosure purposes only.

Valuation Hierarchy

ASC 820 establishes a three-level valuation hierarchy for the use of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 - Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs are developed based on the best information available in the circumstances and may include the Company's own data.)

The following table presents the Company's fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

3.	FAIR VALUE MEASUREMENTS (Continued)

		December 31, 2009		December 31, 2008
	Level	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Assets
Investment	3	$27,500	$27,500	$27,500	$27,500
Liabilities
Convertible note	2	-	-	3,000	3,000
Related party notes	3	7,318	7,318	23,500	23,500

4.            INVESTMENT

On May 18, 2007, the Company extended a $25,000 loan to Fliva, Inc. (Fliva) in exchange for a convertible promissory note and a warrant agreement.  Under the terms of the convertible promissory note agreement, the note accrues interest at 5% per annum and matures on May 18, 2009.  The note may be converted into Fliva’s common stock upon default or upon certain other conditions.  Under the terms of the warrant agreement, the Company has the right to purchase 62,500 shares of Fliva’s common stock at $0.04 per share upon certain triggering events.  The warrant agreement expires upon the earlier of the warrant execution or May 18, 2011.

On November 8, 2007, the Company converted the note receivable balance of $25,000 into 625,000 shares of Fliva’s common stock at the conversion rate of $0.04 per share.  In addition, as consideration for converting the note receivable, the warrants were exercised in exchange for accrued interest of $625 resulting in the Company receiving an additional 62,500 shares of Fliva’s common stock for a total value of $27,500.

On November 12, 2007, the Company exchanged its 687,500 shares of Fliva’s common stock for 201,343 shares of common stock of Magic Cow, Inc. pursuant to a Share Exchange Agreement between Fliva and Magic Cow, Inc. During 2008, Magic Cow, Inc. changed its name to Adisn, Inc.

The Company currently holds less than 10% of Adisn, Inc. which approximates the Company’s pro rata share of their underlying value. It is not practicable to estimate the fair value of the Company’s investment in the common stock of this entity other than by its original cost because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs. However, management believes that the carrying amount was not impaired as of December 30, 2009 and 2008, respectively.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

5.            ACCRUED EXPENSES

Accrued Wages and Compensated Absences

The Company currently does not have any employees.  The majority of development costs and services have been provided to the Company by the founders and outside, third-party vendors.  As such, there is no accrual for wages or compensated absences as of December 31, 2009 and 2008.

 6.           CONVERTIBLE NOTE PAYABLE

On January 4, 2008, the Company entered into a convertible promissory note agreement to obtain a loan for $3,000. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest must be repaid by January 4, 2010.  The note accrued interest at the rate of 10% per annum. The note holder and the Company had the right from and after March 4, 2008, and until the maturity date, to convert all or any portion of the outstanding principal balance and any unpaid accrued interest into shares of the Company’s common stock on the basis of $0.10 per share. At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $144 and $149 for the years ended December 31, 2009 and 2008, respectively. On June 18, 2009, the note was amended to reflect a conversion price of $0.08 per share.  On June 19, 2009 the holder converted $3,000 of principal and $447 of accrued interest into 56,740 shares of the Company’s common stock.

7.           NOTES PAYABLE, RELATED PARTY

On April 15, 2008, the Company entered into a promissory note agreement to obtain a loan for $13,000 with a major shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at the option of the Company, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $614 and $607 for the years ended December 31, 2009 and 2008, respectively.

On September 29, 2008, the Company entered into a promissory note agreement to obtain a loan for $6,000 with a major shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at the option of the Company, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $283 and $1 for the years ended December 31, 2009 and 2008, respectively.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

7.           NOTES PAYABLE, RELATED PARTY (continued)

On January 16, 2009, the Company entered into a promissory note agreement to obtain a loan for $4,625 with a major shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at the option of the Company, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $198 and $0 for the years ended December 31, 2009 and 2008, respectively.

On May 8, 2009, the Company entered into a promissory note agreement to obtain a loan for $9,000 with a major shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at the option of the Company, in whole or in part without penalty.  At December 31, 2009, the principal balance is $0 and accrued interest is $0. Interest expense was $105 and $0 for the years ended December 31, 2009 and 2008, respectively.

On June 19, 2009, the holder of the above five notes converted $37,125 of principal and $2,700 of accrued interest into 655,614 shares of the Company’s common stock.

On June 26, 2009, the Company entered into a promissory note agreement to obtain a loan for $1,250 with a major shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at the option of the Company, in whole or in part without penalty. Upon sixty-one (61) days notice to the Company, all or any portion of the outstanding principal and unpaid accrued interest can be converted into shares of the Company’s common stock at a conversion rate of $0.08 per share.  At December 31, 2009, the principal balance is $1,250 and accrued interest is $65. Interest expense was $65 and $0 for the years ended December 31, 2009 and 2008, respectively.

On November 5, 2009, the Company entered into a promissory note agreement to obtain a loan for $6,068 with a major shareholder. Under the terms of the promissory note agreement, the principal and any unpaid accrued interest is due and payable on demand.  The note accrues interest at the rate of 10% per annum.  The note may be prepaid at any time, at the option of the Company, in whole or in part without penalty. Upon sixty-one (61) days notice to the Company, all or any portion of the outstanding principal and unpaid accrued interest can be converted into shares of the Company’s common stock at a conversion rate of $0.08 per share.  At December 31, 2009, the principal balance is $6,068 and accrued interest is $95. Interest expense was $95 and $0 for the years ended December 31, 2009 and 2008, respectively.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

8.           STOCKHOLDER’S EQUITY

The Company is authorized to issue up to 65,849,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.  Each share of common stock shall entitle the holder to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought.  The holders of shares of preferred stock shall have no right to vote such shares, with certain exceptions as determined by the Board of Directors of this corporation or as otherwise provided by the Nevada General Corporation Law, as amended from time to time.

In January 2002, the Company issued 1,580,381 shares of its common stock to its founders in exchange for reimbursement of organizational costs and related expenses.  The value of such costs and related expenses totaled $6,000.

In November 2002, the Company performed a private placement and issued 989,055 shares of common stock at $0.038 per share for an aggregate total of $37,550.

On April 22, 2007, the Company effectuated a one for five (1:5) reverse stock split whereby each share of the Company’s common stock outstanding was converted into 0.20 of a share of the Company’s common stock.  Accordingly, the outstanding common stock and per share amounts have been retroactively stated to reflect the stock split within the Company’s financial statements, pursuant to SEC Staff Accounting Bulletin, Topic 4C.

On May 18, 2007, the Company performed a private placement and issued 576,181 shares of common stock at $0.06 per share for an aggregate total of $35,000.

On May 31, 2007, the Company performed a private placement and issued 288,090 shares of common stock at $0.06 per share for an aggregate total of $17,500.

On June 7, 2007, the Company performed a private placement and issued 353,939 shares of common stock at $0.06 per share for an aggregate total of $21,500.

In July 2007, the Company submitted its Registration Statement on Form SB-2 for the registration of 1,025,000 shares of its outstanding common stock.  On August 6, 2007, the Company’s registration statement was declared effective by the Securities and Exchange Commission.

On June 19, 2009, the Company issued 712,354 shares of its common stock in payment of $43,272 of principal and interest owed to certain note holders.

On July 9, 2009, the Company effectuated a one for 1.316984 forward stock split whereby each share of the Company’s common stock outstanding was converted into 1.316984 shares of the Company’s common stock.  Accordingly, the outstanding common stock and per share amounts have been retroactively stated to reflect the stock split within the Company’s financial statements, pursuant to SEC Staff Accounting Bulletin, Topic 4C.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

9.             CONCENTRATION OF CREDIT RISK

During 2009 and 2008, the Company transacted its business with one customer which accounted for 100% of total revenues.  Total revenues from this customer were $38,363 and $22,574 for the years-ended December 31, 2009 and 2008, respectively.  Total accounts receivable due from this customer at December 31, 2009 and 2008 were $-0-.

10.           PROVISION FOR INCOME TAXES

For the years ended December 31, 2009 and 2008 and for the period from inception (January 18, 2002) through December 31, 2009, the Company has recognized the minimum amount of franchise tax required under California corporation law of $800.  The Company is not currently subject to further federal or state tax since it has incurred losses since its inception.

As of December 31, 2009, the Company had federal and state net operating loss carryforwards of approximately $172,000 which can be used to offset future federal income tax.  The federal and state net operating loss carryforwards expire at various dates through 2029.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

As of December 31, 2009 and 2008, the Company had the following deferred tax assets related to net operating losses.  A 100% valuation allowance has been established; as management believes it is more likely than not that the deferred tax assets will not be realized:

	2009	2008
Federal net operating loss (at 25%)	$43,000	$33,000
State net operating loss (at 8.84%)	15,000	11,700

	58,000	44,700
Less: valuation allowance	(58,000)	(44,700)

	$-	$-

The Company’s valuation allowance increased by approximately $13,300 and $22,600 during the years ended December 31, 2009 and 2008, respectively.

SN STRATEGIES CORP.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009

11.           RELATED PARTY TRANSACTIONS

From the Company’s inception through September 30, 2007, the Company utilized office space of an officer and stockholder of the Company at no charge.  The Company treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $100 per month to operations.

From October 1, 2007, through June 15, 2009, the Company utilized office space of an officer and stockholder of the Company in exchange for $1,000 per month.  Rent expense related to the arrangement totaled $11,000 and $12,000 for the years ended December 31, 2009 and 2008, respectively.

12.           DISCONTINUED OPERATIONS

In 2007, the Company abandoned its waterproof and protective cast cover business.  A loss on operations for this business has been reclassified and presented as a single line item in the statements of operations.

42